Exhibit 10.2
November 21, 2019

Bottomline Technologies
325 Corporate Drive
Portsmouth, NH 03801
P 603.436.0700

Mr. Joe Mullen
60 Tidewater Farm Road
Greenland, NH 03840

Dear Joe,
The letter agreement dated November 17, 2016 (the "2016 Letter Agreement") between you and Bottomline Technologies sets forth the amended and restated terms under which you would continue to be retained as Chairman for the three-year period ending November 19, 2020. The purpose of this letter agreement (the "2019 Letter Agreement") is to extend the term of the letter agreement between you and Bottomline Technologies dated November 18, 2010 for an additional three years, through November 17, 2023, subject to certain modifications described below.

A. For the period commencing on November 19, 2020 and ending on November 17, 2023, Bottomline Technologies agrees to retain your services as Chairman for a fee of $90,000 per year, which is in addition to the annual board retainer of $25,000.

B. With respect to Section 4 (Stock Options and Restricted Stock) and 5 (Vesting) of the 2010 Letter Agreement, any references to the date, "November 17, 2014" (which were updated to "November 19, 2020" in the 2016 Letter Agreement) shall be replaced with November 17, 2023.

C. With respect to Section 6 (Health Insurance), the reference to "age 65" was replaced with "age 70" in the 2013 Letter Agreement and will be adjusted to "age 75".

Except as otherwise expressly stated herein, all other terms of the 2010 Letter Agreement shall remain in full force and effect.

Agreed as of the date set forth above

Bottomline Technologies (de), Inc.

By
/s/ Jennifer M. Gray	/s/ Joseph L. Mullen
Jennifer M. Gray, Chair	Joseph L. Mullen
By
/s/ Jeffrey C. Leathe	/s/ Peter Gibson
Jeffrey C. Leathe	Peter Gibson